                                                                  EXHIBIT 10.12

                                LICENSE AGREEMENT


         This License Agreement ("Agreement") is made and entered into as of the 1st day of August, 1992, by and between THE O.M. SCOTT & SONS COMPANY, a Delaware corporation ("Licensor"), and THE UNION FORK AND HOE COMPANY, a Delaware corporation ("Licensee").

                              W I T N E S S E T H:

         WHEREAS, Licensor is the owner of the common law trademarks "Scotts" and "Scotts and Oval Design" for lawn, turf and garden tools and equipment, a copy of which is depicted in the Exhibit A attached hereto and incorporated herein ("the Marks"); and

         WHEREAS, Licensee wishes to obtain a license to use the Marks in connection with the design, manufacture, marketing and distribution, through sale or otherwise, of certain garden and industrial tool products described more fully herein; and

         WHEREAS, Scotts desires to grant to Licensee a limited license to utilize the Mark in accordance with the terms of this Agreement:

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties hereto, the sufficiency of which is hereby acknowledged, each party does agree with the other as follows:

         1. LICENSE GRANT.

         1.1 Products. Upon the terms and conditions hereinafter set forth, Scotts hereby grants to Licensee and Licensee hereby accepts the exclusive right except as noted herein, license and privilege of utilizing the Mark solely in connection with the manufacture, sale and distribution of a line of high quality (non-power) garden and industrial tools designed to be sold in the middle to high end price range of the consumer product market and the high quality middle price range of the industrial/contractor market as specified in Exhibit B attached hereto and incorporated herein (the "Licensed Products").

         1.2 Territory. The license hereby granted is for the United States of America and Canada (the "Territory").

         1.3 Channels of Distribution. Licensed Products may be sold to mass merchandisers, department stores, home centers, warehouse or club retailers, wholesalers, co-ops, hardware stores, lawn and garden retailers and landscape/contractor suppliers or other channels as specifically and reasonably agreed to by the parties ("Channels of Distribution") within the Territory who intend to offer this line for sale in a manner consistent with the marketing positioning and strategy established by Licensee marketing plans further defined in Article 5.1 and brand segmentation/distribution strategy shown in Exhibit D.

         1.4 Goodwill. Licensee recognizes the great value of the goodwill associated with the Marks and hereby acknowledges that the Marks and all of the rights therein and the goodwill pertaining thereto belong exclusively to Licensor, and that the Marks have acquired secondary meaning in the minds of the consuming public.

         1.5 Sublicenses. Licensee may sublicense the rights granted hereunder to any affiliated or related entity but only with the prior written approval of Licensor which approval is at Licensor's sole discretion and on the condition precedent that each sublicensee agrees in writing to adhere to all of the terms and conditions of this License Agreement. Nothing herein shall preclude Licensee from subcontracting the manufacturing, advertisement or promotion of the Licensed products to a third party. In the event of such sublicense or subcontract, the Licensee shall remain fully liable for the fulfillment of all of the terms and conditions of this Agreement.

         1.6 Limitation of Licensee. Licensee may engage in the manufacture and sale of products that perform similar functions to the Licensed Products, only if such other products do not have the same exclusive colors or features as the Licensed products set forth in Exhibit E attached hereto and incorporated herein. In addition Licensee shall not enter into any other license agreement or business arrangement that conflicts with this Agreement.

         1.7 Limitation of Licensor. Licensor agrees not to license Marks to any other long handle or garden tool manufacturer, distributor or marketer except for those license agreements currently in effect for Licensed Products or Related Lines as set forth in Exhibits B and C respectively attached hereto and incorporated herein. Notwithstanding the foregoing: 1) Licensor has the right, however, to manufacture on its own, or have manufactured, Related Lines of products as defined in Exhibit C that utilize the Marks that may be sold by Licensor or its normal or established distribution channels, and 2) the parties acknowledge and agree that Licensor currently manufactures or has manufactured for it spreaders which it sells and/or distributes and Licensor may in the future license a third party to manufacture, sell and/or distribute spreaders bearing the Marks.

         1.8 Special Promotions. Licensee will supply Licensor on such terms and conditions as agreed to by the parties from time to time certain Licensed Products which Licensor will sell (directly or indirectly) to the professional landscape, turf management or other commercial customers.

         2. TERM AND TERMINATION.

         2.1 Term. This Agreement shall commence on the date first written above (the "Commencement Date") and shall have an initial term of three (3) years, unless otherwise terminated as provided herein. This Agreement shall be renewed automatically for successive three (3) year periods thereafter, unless sooner terminated as provided for herein.

         2.2 Material Breach: Opportunity to Cure. Either party may immediately terminate this Agreement by written notice and without judicial intervention, and without waiving any remedies or claims resulting from such termination, if the other party shall: 1) fail to comply with or breach any of its material monetary obligations and covenants hereunder and shall not and make good such breach or failure within ten (10) business days from the receipt of a written notice to cure a monetary related breach; or 2) fail to comply with or breach any of its material non-monetary obligations and covenants hereunder and shall not remedy and make good such breach or failure, or has failed to take steps to cure the same, within twenty (20) business days from the receipt of a written notice of breach. In the case of an alleged breach for non-payment, there shall be no termination of this Agreement if the claim is based on payments, the amount of which is being disputed in good faith by the parties, until the parties resolve the dispute in good faith or until an action to resolve the dispute has been adjudicated in accordance with Section 16.1 below.

         2.3 Termination for Insolvency. If: (i) a party shall file a petition in bankruptcy for liquidation of its business; (ii) a petition in bankruptcy is filed against a party and is not dismissed within a ninety (90) day period;
(iii) a party makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; (iv) a party discontinues its business with intention that it be permanent; or (v) a receiver is appointed for a party or its business and such appointment is not dismissed within a ninety
(90) day period, this Agreement shall, at the option of the other party, be terminable immediately upon written notice. In the event this Agreement is so terminated by Licensor, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sell, exploit or in any way deal with or in the Licensed Products bearing the Mark, or any carton, container, packing material, wrapping material, advertisement, promotional material or display material pertaining thereto, except as indicated in Section 2.10.

         2.4 Termination for Insufficient Sale by Licensee. Licensee may terminate this Agreement upon ninety (90) days written notice to Licensor prior to end of the first term in the event that Licensee has not generated sales levels necessary to meet at least eighty (80) percent of the Minimum Guaranteed Royalty Payments for Year Two (even though such Minimum Guaranteed Royalty has been paid) and the outlook for achieving the sales level for the Minimum Guaranteed Royalty in Year Three looks unfavorable.

         2.5 Termination for Insufficient Sales by Licensor. Any time after the completion of first term, Licensor may terminate this Agreement based upon Licensee's royalties as follows:

             Years
             -----
     (1)      4-6        If actual royalties for Year Five and forecasted
                         royalties for Year Six are:  less than $750,000 and
                         less than 65% of the average royalties for Year Four
                         and Five; or
     (2)      7-9        If royalties for the current term average below
                         $1,000,000; or
     (3)   10+ beyond    If royalties for the current term average below
                         $1,500,000

then Licensor shall give Licensee ninety (90) days written notice of termination prior to the end of the then current term, such termination shall be automatically effective without further notice at the end of the then current term.

         2.6 Termination in Case of Infringement. Either Licensor or Licensee shall have the right to terminate this Agreement immediately if there is a bona fide third party claim or a final adjudication that the use of the Marks on the Licensed Products infringes the proprietary rights of any third party. In the event of a bona fide third party claim, before exercising any termination rights, Licensor, in consultation with Licensee, shall seek or negotiate in good faith to obtain the rights or use from the third party for Licensee to use the Marks on the Licensed Products.

         2.7 Termination for Breach of Sub Distributor Agreement. Licensor may terminate this Agreement immediately upon written notice if the Licensee materially breaches the Sub Distributor Agreement attached hereto and incorporated herein as Exhibit F between Licensor and Licensee, provided the Licensee fails to cure pursuant to the terms of the Wolf Agreement, an Exhibit of the Sub Distributor Agreement.

         2.8 Termination for Damage to Reputation, Business or Goodwill. In the event either Licensor or Licensee reasonably determines, in good faith, that continuation of this Agreement would materially damage its reputation, business (not including the fact that Licensor could derive more revenue from selling the Licensed Products itself or through a different Licensee), or goodwill collectively ("the Goodwill"), Licensor or Licensee, as the case may be, may terminate this Agreement at the end of any three-year term after giving ninety
(90) days written notice of termination to the other and the other party has failed to cure the Goodwill of the terminating party. To exercise its rights hereunder, the party must demonstrate substantial evidence of damage to its Goodwill as follows:

                  (a) For Licensor: documented material or a pattern of customer and/or retailer complaints regarding the quality of the Licensed Products, Licensee's service practices with respect to the Licensed Products, or its reputation as a result of adjudications or other findings of improper business conduct by Licensee.

                  (b) For Licensee: documented material or a pattern of customer and/or retailer complaints regarding the quality of Licensor's products, or its service practices, or Licensor's reputation as a result of adjudications or other findings of improper business conduct by Licensor.

         2.9 Payment Due Upon Termination. In the event of termination of this Agreement Licensee is obligated to pay Royalties earned except that if termination is pursuant to Section 2.2 if Licensee is the defaulting party, 2.3,
2.4 or 2.5, Licensee is still obligated to pay Minimum Guaranteed Royalty for the Year of termination (Year is defined in Section 3.2) or other Royalties earned, whichever is greater.

         2.10 Sale of Inventory Upon Termination. Upon the date of termination, Licensee shall cease manufacturing Licensed Products. For a period of six months after termination, Licensee may continue to distribute by sale, lease or otherwise Licensed Products manufactured prior to such date, provided that Royalty as set forth in Section 3 is paid on sale or disposal of such Licensed Products. Notwithstanding the above, a sale or disposal of Licensed Products shall not be allowed if termination resulted from contract breach based upon: (1) failure to properly utilize the Marks on Licensed Products or on related communications or packaging materials pursuant to the terms of this Agreement; (2) failure to substantially adhere to quality standards, design, or Annual Marketing Plan as outlined in Section 5, Marketing Plan, and Section 7, Performance and Product Quality; or (3) failure to comply with laws regarding manufacture or sale of Licensed Products.

         2.11 Effect of Termination or Expiration. Sixty (60) days before the expiration of the term of this Agreement, or of any extensions thereof, and, in the event of its termination ten (10) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a statement showing the number and description of units of the Licensed Products covered by this Agreement on hand or in work in process shall be furnished by Licensee to Licensor. Licensor shall have the right, upon reasonable notice, to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee's right to dispose of such inventory pursuant to Section 2.10 of this Agreement.

         3. PAYMENTS BY LICENSEE.

         3.1 Royalty. During the term of this Agreement or any renewal terms, Licensee shall pay to Licensor a royalty which is the greater of: (i) five percent (5%) of the gross amount invoiced by Licensee for the sale or other disposition for value (directly or through affiliated or related entities) of all Licensed Products to third parties, less all applicable sales and use-type taxes, customer discounts, credits for returned or rejected articles, allowances, shipping charges, and insurance, provided gross to net sales calculation is consistent with Licensee's historical past business practices and GAAP standards (the "Net Price") or (ii) the Minimum Guaranteed Royalty set forth in paragraph 3.2 (collectively, the "Royalty").

         3.2 Minimum Guaranteed Royalty. For each year this Agreement is in effect, Licensee shall pay to Licensor a Royalty not less than:

                  First Year                $250,000
                  Second Year               $400,000
                  Third Year                $500,000

                  Fourth and all subsequent years, Third year royalty base of $500,000 shall be adjusted by Consumer Price Index each year.

For purposes of this Article 3, a "Year" is a period of twelve completed months, not a calendar year. The first year shall end on the last day of the twelfth month following the Commencement Date. Each year thereafter shall be the twelve-month anniversary of the first year.

         3.3 Manner of Royalty Payment. All Royalty payments with respect to each Licensed Product shall be made by check or wire transfer, in U.S. Dollars. Royalty payments shall be at

Licensor's office as set forth below. Each Royalty payment shall be accompanied by documentation of how the Royalty was calculated, which shall be certified by an officer of Licensee. The first shall be equal to one-fourth of Minimum Guaranteed Royalty due and payable upon execution of the Agreement. The balance shall be paid quarterly until the annual Minimum Guaranteed Royalty is exceeded. Thereafter, the Royalty shall be paid monthly within thirty (30) days of month end. For each subsequent year, the Minimum Guaranteed Royalty shall also be paid quarterly with the first payment due of the first day of the year. Once the Minimum Guaranteed Royalty is exceeded, Royalty payment shall be made on a monthly basis as set forth above.

         3.4 Licensing Records. For as long as a Royalty is due under this Agreement, Licensee will keep true and accurate records adequate to permit royalties due to Licensor to be computed and verified, which records shall be made available upon prior written request, during business hours (but not more than three times in any twelve month period), for inspection at Licensee's premises, by an independent accountant who is reasonably acceptable to Licensee and who shall be bound by a confidentiality agreement with the Licensee, to the extent necessary for the determination of the accuracy of the reports made hereunder. Monthly reports shall be submitted to Scotts of Licensed Products sold along with statement of earned royalty to date which shall be provided with each quarterly payment of Minimum Guaranteed Royalty and subsequent payments after the Minimum Guaranteed Royalty is exceeded.

         4. ADVERTISING AND LABELING.

         4.1 Licensee agrees that it will cause to appear on or within each of the Licensed Products sold by it under this License, and on or within all advertising, promotional or display material bearing the Marks, appropriate statutory notice of trademark registration or notice of common law trademark rights thereto as indicated in Exhibit A of this Agreement. Guidelines are set forth in Exhibit G attached hereto and incorporated herein. In the event that any of the Licensed Products are marketed in a carton, container and/or packing material or wrapping material bearing the Mark, such notice shall also appear upon said carton, container and/or packing material or wrapping material. A sample of each and every tag, label, imprint or other device containing any such notice and all advertising, promotional material or display material bearing the Marks shall be submitted by Licensee to Licensor and shall be subject to Licensor's written approval prior to any use of the Marks by Licensee, such approval shall not be unreasonably withheld or delayed. Any item submitted to Licensor shall not be deemed approved unless and until the same shall have been approved by Licensor in writing. Licensor shall direct all specimens for approval to the person indicated in Exhibit H attached hereto and incorporated herein, as it may be changed by Licensor upon written notice. After advertising, promotional materials or display materials have been approved pursuant to this
Section 4, Licensee shall not depart therefrom in any material respect without Licensor's prior written consent which shall not be unreasonably withheld or delayed. From time to time after Licensee has commenced advertising or promoting the sale of the Licensed Products, and upon Licensor's written request, Licensee shall furnish to Licensor, without cost to Licensor, a reasonable number of samples of each advertisement, promotional material or display material bearing the Marks utilized by Licensee in connection with the sale of the Licensed Products for purposes of reviewing compliance with this Agreement. Licensee reserves all copyright to any designs or works created by it in connection with the Licensed Products.

         5. MARKETING.

         5.1 Each year during the first term or renewal term then in effect, Licensee shall present Licensor with a copy of its preliminary marketing plan for Licensed Products for the next year in sufficient time to allow for review and input before a final annual marketing plan is developed. Licensee agrees to promote the Licensed Products substantially as outlined in the Annual Marketing Plan to the Channels of Distribution in the Territory covered in this Agreement. The initial marketing plan to be prepared by Licensee pursuant to this Agreement shall be submitted by Licensee within thirty (30) days following the execution of this Agreement. The marketing plan for the subsequent years during the term or renewal term, as the case may be, shall be submitted by Licensee to Licensor by March 1 for the following year. Such marketing plan shall include the following matters based on the previous season and future market outlook: the pertinent market overview; external factors affecting the market; the product line, including specifications and performance standards, product positioning, features/benefits, price/value versus competitive products; consumer research; sales strategy and target customers; merchandising programs and advertising programs; and a three (3) year sales forecast in units and dollars. Licensee anticipates using certain product designations set for in Exhibit H, which is attached hereto and incorporated herein, in connection with the marketing and sale of the Licensed Products. For the term of this Agreement and for three (3) years thereafter, Licensee shall not use such designations set forth in Exhibit H in connection with the marketing and sale of lawn and garden tools other than Licensed Products. The final marketing plan shall not be implemented by Licensee until the Licensor has had the opportunity to review the plan and identify any areas of concern. Licensor and Licensee will work in good faith to resolve any reasonable concerns of Licensor regarding the marketing plan or its execution.

         5.2 In the event Licensor becomes aware of a use of the Marks or execution of the Annual Marketing Plan by Licensee which the Licensor believes in good faith violates the terms of this Agreement, Licensor shall have the right to request copies of the Licensee's then-current promotional literature, trade programs, advertising, labeling and other public materials bearing the Marks. Licensee shall endeavor in good faith to cure any improper use of the Marks of which it is notified by Licensor within thirty (30) days of the notice.

         6. REPRESENTATIONS AND WARRANTIES.

         6.1 Licensor represents and warrants to the Licensee as follows:

                  (a) Licensor owns all the necessary rights and has all necessary power and authority to enter into this Agreement, perform its obligations hereunder, and license the Marks pursuant to the terms hereof. Licensor's performance under this Agreement does not conflict with any contract to which Licensor is bound, its certificate of incorporation or its by-laws.

                  (b) To the best of the Licensor's knowledge (1) the use by the Licensor and by the Licensee of the Marks in connection with the design, manufacture, marketing and distribution of the Licensed Products will not infringe upon any trademark, copyright or other proprietary rights of any third parties provided Wolf and Licensee sign and approve the Agreements as provided in 6.1(a) above, and (2) no other person or entity is infringing on the Licensor's or Licensee's rights to the Marks in connection with the Licensed Products.

                  (c) The Licensor will use its best efforts to maintain the validity of the Marks and its ownership thereof. It will actively police infringing uses of the Marks by others and will not permit any other entity to use the Marks in connection with the Licensed Products except for Wolf. Any assignment by Licensor of the Marks to any third party for the same Licensed Products shall be subject to the License granted herein.

         6.2 Licensee represents and warrants to the Licensor as follows:

                  (a) Licensee will exercise best efforts to design, manufacture, market, sell, and distribute the Licensed Products.

                  (b) Licensor shall not be responsible, in any manner whatsoever, for the repair, replacement or refund of the purchase price of the Licensed Products, or for any damage or loss suffered by any third party as a result of the use of the Licensed Product or any cost associated therewith regardless of whether claims or such repair, replacement, refund, damage or loss arise under Licensee's warranties to the purchaser and/or user of the Licensed Product or product liability claims. Licensee will ensure that finished Licensed Products manufactured, marketed, sold and distributed under this Agreement shall conform to the specification(s) and requirements included in this Agreement, that the Licensed Products are merchantable and fit for their intended purpose in accordance with labeling and printed direction for use and/or maintenance included with the Licensed Product. Licensee shall assume all responsibility without charge to Licensor for the repair or replacement obligations it undertakes with respect to the Licensed Products as well as all damages, costs, litigation, expenses, attorney's fees and the like for any claims for personal injury including death relating to the manufacture, sale and use of Licensed Products by its customers and the ultimate users.

                  (c) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Licensee and will be binding on Licensee.

                  (d) Licensee will advise Licensor of any apparent infringement of the Marks in connection with Licensed Products of which it becomes aware and will reasonably cooperate with Licensor in the prosecution of any action in that regard brought by Licensor at Licensor's cost. Licensee shall not take any action with respect to any alleged infringement of the Marks unless so directed by Licensor.

                  (e) Licensee has no rights to the Marks except those set forth herein and will not challenge or cause a third party to challenge the validity of the Marks or Licensor's ownership thereof, but that in the event of a finding of actual infringement and a lawful order to discontinue use of Marks, Licensee shall immediately cease all uses of the Marks.

                  (f) The Licensed Products will comply with all applicable laws and regulations, and Licensee shall employ such controls and inspections as are necessary to protect the environment from exposure to and injury from the raw materials, in-process materials, off-test product or finished Licensed Products handled pursuant to this Agreement with Licensor having no liability whatsoever therefor; and, Licensee warrants and agrees that it is solely responsible for complying with all federal, state and local laws, rules, and regulations with respect to the Licensed Products and the obligations under this Agreement including without limitation the treatment, storage or disposal of all wastes generated.

         7. PERFORMANCE AND PRODUCT QUALITY.

         7.1 Licensee agrees that the Licensed Products shall be of such superior and consistent quality as to protect and enhance the goodwill embodied in the Marks, and that all marketing and promotion of said goods shall be conducted in a dignified manner in keeping with the high standards and integrity of the Licensor and Licensee. Prior to execution of this Agreement, Licensor has become familiar with the Licensed Products and reviewed materials regarding Licensee's advertising and promotion of same. Licensee hereby covenants to maintain the same or higher level of quality throughout the term of this Agreement not to use the Marks in connection with goods that are inferior to the high standards established by Licensee for its other products, and to ensure that Licensed Products conform to the specifications set forth in Exhibit J hereto. Licensee agrees to maintain quality control, to provide adequate test of materials, to provide quality workmanship, and to do such other things as are necessary to assure high quality production and servicing of the Licensed Products, it being understood that Licensee shall be solely responsible for any failure of Licensed Products as manufactured herewith to meet the specifications in Exhibit J hereto. Licensee will assign all necessary employees to implement and oversee these quality assurance procedures.

         7.2 Licensee shall not provide, sell or offer to sell under the Marks any goods the provision, sale or offer for sale of which violates any applicable federal, state or local law or regulation.

         7.3 Subject to compliance with the quality assurance provisions above, during the term of this Agreement, Licensee may, in its discretion, modify and improve any of the Licensed Products and their containers, marketing literature, and related materials after consultation and written agreement from Licensor (unless the change is not material under Section 4.1 above), which agreement shall not be reasonably withheld or delayed.

         8. LITIGATION.

         8.1 Each party hereby agrees to give the other prompt written notice of any claim or legal proceeding which is threatened or actually instituted against either party by any third party and involving the Marks or this Agreement.

         9. ASSIGNMENT.

         9.1 This Agreement and the rights granted hereunder shall not be assignable, in whole or in part, by Licensee or Licensor, without the prior written consent of the other, which shall not be unreasonably withheld or delayed. Any such attempted assignment is null and void.

         9.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted assigns and representatives, and their successors.

         10. LIMITATION OF RELATIONSHIP BETWEEN PARTIES.

         10.1 Neither party shall have power to bind the other by any guarantee or representation that either party may give, or in any other respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of the other party, and for purposes of this Agreement, the parties hereto shall not be deemed partners, joint venturers, or to have created the relationship of agency or of employer and employee between the parties.

         11. LIMITATION OF LIABILITIES.

         11.1 WITH RESPECT TO CLAIMS ARISING UNDER THIS AGREEMENT AS BETWEEN THE PARTIES REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFIT OR REVENUE BY THE OTHER OR FOR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY THE OTHER, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. THIS PROVISION SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

         12. INDEMNITY.

         12.1 The provisions of Section 11.1 notwithstanding, with regards to claims made against Licensee by third parties and/or claims based on such third party claims, Licensor agrees to indemnify, protect, defend and hold harmless Licensee, its affiliates, servants, employees, direct or indirect customers, ultimate users, subcontractors, sublicensees and other agents and related or affiliated companies against any and all expenses (including reasonable attorneys' fees), claims, losses, damages or liabilities arising out of (1) any breach of this Agreement by Licensor and/or Licensor's representations and warranties contained herein, or (2) with respect to any action brought against Licensee, or its affiliates and related companies, by any third party related to a claim that the Marks, when applied to the Licensed Products, infringe any copyright or trademark of any third party or constitutes an unlawful trade practice provided Licensee gave Licensor timely notice as set forth in Section 6, or (3) the products of Licensor. Subsection (2) above does not apply to any such claim of infringement that results from Licensee's manufacture of the Licensed Products or from any other action or omission not envisioned by or performed pursuant to the terms of this Agreement.

         12.2 The provisions of Section 11.1 notwithstanding, with regards to claims made against Licensor by third parties and/or claims based on such third party claims, Licensee agrees to indemnify, protect, defend and hold harmless Licensor, its affiliates, servants, employees, direct or indirect customers, ultimate users, subcontractors, sublicensees and other agents against any and all expenses (including reasonable attorney's fees), claims, losses, damages or liabilities arising out of (1) any breach of this Agreement by Licensee and/or Licensee's representations and warranties contained herein or (2) with respect to any claim that the Licensed Products manufactured for, by or under the direction of Licensee are defective or otherwise do not comply with any applicable law or regulation and/or claims for injury to or death of any person (including, without limitation, such person's agents, servants, employees, independent contractors, direct and indirect customers and ultimate users) relating to the Licensed Product or Licensee's acts or omission.

         12.3 Sections 12.1 and 12.2 shall survive expiration or termination of this Agreement.

         13. INSURANCE.

         13.1 Licensee shall, at its own expense, carry and maintain the following insurance with an insurance company with at least an A plus rating as follows:

                  (a) Comprehensive General Liability (Bodily Injury and Property Damage) Insurance, including Broad Form Property Damage Liability Insurance, Contractor Liability Insurance, and Product Liability. The limits of liability of such insurance shall be not less than Five Hundred Thousand Dollars ($500,000) per person and not less than One Million Dollars ($1,000,000) per occurrence.

                  (b) All insurance shall be expressly endorsed to name Licensor as an additional insured and shall include the requirement that the insurer provide Licensor with not less that thirty (30) days advance written notice prior to the effective date of any cancellation or material change and a copy of this endorsement shall be delivered to Licensor with the execution of this Agreement. Licensor shall be continued to be listed as an additional insured on this insurance for a period of fifteen (15) years from the date of the last sale by Licensee of the Licensed Products. This provision shall survive expiration or termination of this Agreement.

         14. EXCUSED PERFORMANCE.

         14.1 Neither Licensor nor Licensee will be liable to the other for failure to provide services, non-performance, incomplete performance, delay or error under this Agreement if the cause of the same is beyond its reasonable control or caused by acts of other persons not under control of either party, governmental rules or orders, court orders, any labor or civil disturbance, embargoes, strike, boycott, riot, floods, shortages of materials, insurrection, war, or act of God. Any of these events will delay the required performance for a period equal to the length of the event plus a reasonable time thereafter to implement performance. The parties shall notify each other of an event of excused performance and cooperate in good faith to ascertain a possible solution of the situation.

         15. EMPLOYEES.

         15.1 During the term of this Agreement and for a period of one (1) year thereafter, both parties agree not to solicit or directly induce any employee to leave the employ of the other party or its parent organization without the prior written consent of the other party.

         16. CONFIDENTIALITY.

         16.1 The terms and conditions of Confidentiality as set forth in Exhibit K, attached hereto and incorporated herein by reference, shall survive the expiration or termination of this License Agreement.

         17. MISCELLANEOUS.

         17.1 This Agreement shall be construed and the respective rights of the parties shall be determined, under and pursuant to the laws of the State of Ohio. The parties agree that prior to initiating any litigation that they will submit the matter in good faith to negotiation through the Columbus Bar Association Mediation Program with each party sharing half the cost.

         17.2 The invalidity of unenforceability of any particular provision(s) of this Agreement will not affect the other provision(s) of it, and this Agreement will be construed in all aspects as if such invalid or unenforceable provision had been omitted.

         17.3 This Agreement may be modified only by a written instrument executed by both parties. A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent default.

         18. NOTICES.

         18.1 Notices required under this Agreement shall be in writing and be sent by registered mail or by facsimile transmission with telephonic confirmation of receipt or hand delivery to the respective parties at the following addresses:

Notice to Licensor:                       The O.M. Scott & Sons Company
                                          14111 Scottslawn Road
                                          Marysville, OH  43041
       Telecopy:                          513-644-
       Attn:                              Bernie Ford

With a copy to:                           The O.M. Scott & Sons Company
                                          14111 Scottslawn Road
                                          Marysville, OH  43041
       Telecopy:                          513-644-7153
       Attn:                              Legal Department

Notice to Licensee:                       The Union Fork and Hoe Company
                                          500 Dublin Avenue

                                          Columbus, OH  43216-1540
       Telecopy:                          614-221-8397
       Attn:                              Gavril Mihaly

With a copy to:                           Piper & Marbury
                                          36 Charles Center South
                                          Baltimore, MD  21201
       Telecopy:                          410-539-0489
       Attn:                              Robert W. Smith, Jr., Esq.

or to such other address as either party may designate by a notice given in compliance with this paragraph, and shall be deemed effective when received.

         19. ENTIRE AGREEMENT.

         19.1 This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.



LICENSEE                                    LICENSOR
THE UNION FORK AND HOE COMPANY              THE O.M. SCOTT & SONS COMPANY


By: /s/ Gavril Mihaly                       By: /s/ Bernard R. Ford
    ------------------------------              -------------------------------
Title: President and CEO                    Title: Vice President, Strategy
       ---------------------------                 & Business Development
                                                   ----------------------------